Exhibit 4.1

FORM OF CONVERTIBLE NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR APPLICABLE STATE SECURITIES LAWS.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH ALL APPLICABLE LOCAL LAWS AND REULATIONS, (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 THEREUNDER, IF AVAILABLE, OR (II) RULE 144A THEREUNDER, IF AVAILABLE, TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“QUALIFIED INSTITUTIONAL BUYER”), THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE OFFER, SALE OR TRANSFER IS BEING MADE IN RELIANCE OF RULE 144A UNDER THE U.S. SECURITIES ACT, AND, IN BOTH CASES, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, UNDER (B), (C) OR (D) ABOVE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN OR FROM A JURISDICTION OF CANADA UNLESS THE CONDITIONS IN SECTION 13 OF MULTILATERAL INSTRUMENT 51-105 ISSUERS QUOTED IN THE U.S. OVER-THE-COUNTER MARKETS ARE MET

No. EFLO CN14XXXX         USD$____________

Date of Issuance: May ____, 2014

EFLO ENERGY, INC.
(Incorporated under the laws of the State of Nevada, USA)

UNSECURED CONVERTIBLE NOTE
DUE DECEMBER 31, 2014

(SUBJECT TO THE TERMS AND CONDITIONS (THE “TERMS”) SET FORTH HEREIN)

FOR VALUE RECEIVED, EFLO ENERGY, INC. (herein referred to as the “Corporation”) promises to pay to ____________________________________________________________________, located at __________________________________________________________ or any subsequent registered holder hereof (the “Holder”), the principal sum of _______________________________________ UNITED STATES DOLLARS (USD$___________), in cash, on or prior to  December 31, 2014 (the “Maturity Date”), and to pay a 6% financing fee (the “Financing Fee”) on the principal sum of the Convertible Note to the Holder, in accordance with the Terms. The Corporation also promises to pay interest on the principal sum outstanding, if any, at a rate calculated in accordance with the Terms. The principal of this Convertible Note is payable to the person and at the address on the records of the Corporation regarding registration and transfers of the Convertible Notes (the “Note Register”) on the business day immediately preceding the payment date. The forwarding of such payment shall constitute a payment hereunder and shall satisfy and discharge the liability for principal on this Convertible Note to the extent of the amounts so paid.

               THIS CONVERTIBLE NOTE is one of a duly authorized issue of Convertible Notes of the Corporation, designated as its Convertible Notes due December 31, 2014 (the “Convertible Notes”).

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed by an officer thereunto duly authorized.

EFLO ENERGY, INC.

By:	/s/

Robert Wesolek, Chief Financial Officer

NOTICE OF CONVERSION

 TO:    EFLO ENERGY, INC.

The undersigned hereby irrevocably converts Convertible Note No. ____ in the principal amount of $__________ (the “Convertible Note”) into Common Shares of EFLO ENERGY, INC. (the “Corporation”) according to the Terms of the Convertible Note, as of the date written below.

DATE OF CONVERSION	AUTHORIZED SIGNATURE
AMOUNT OF CONVERSION	NAME
ADDRESS

CITY, COUNTRY, POSTAL CODE

*	No Common Shares will be issued until the original Note(s) to be converted and the Notice of Conversion are received by the Corporation.

TERMS AND CONDITIONS OF
UNSECURED CONVERTIBLE NOTES

Due the 31st Day of December, 2014

Section 1.     Note Denominations.  The Convertible Notes are issuable in denominations of one thousand dollars (USD$1,000) and integral multiples thereof only.  Upon conversion of a portion, but less than all, of a Convertible Note in accordance with the terms hereof, a new note or notes may be issued to the Holder in a denomination equal to the exact amount of the unconverted portion of the Convertible Note.

Section 2.     Interest.  The Convertible Notes are subject to penalty interest under certain circumstances. The amount of interest payable, if any, for any payment period shall be reduced proportionately in the event the Convertible Note shall not be outstanding for the entire payment period.

Whenever any interest or fee under this Convertible Note is calculated using a rate based on a year of 365 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 365. The principle of deemed reinvestment of interest does not apply to any interest or fee calculation under this Convertible Note, and the rates of interest stipulated in this Convertible Note are intended to be nominal rates and not effective rates or yields.

Under no circumstances shall the Holder be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under or in relation to this Note at a rate that is prohibited by applicable law. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the effective annual rate of interest received or to be received by a Holder (determined in accordance with such section) pursuant to this Convertible Note or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 2, be a rate that is prohibited by applicable law, then the effective annual rate of interest, as so determined, received or to be received by the Holder shall be, and be deemed to be, adjusted to a rate that is one whole percentage point less than the highest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if the Holder has received a payment or partial payment which would, but for this Section 2, be so prohibited, then any amount or amounts received in excess of the annual rate that is so prohibited shall and shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts due to the Holder at the adjusted rate.

           Section 3.     Conversion.   The Corporation shall use its best efforts, make such applications, and pursue such actions as may be required to augment, or replace its current trading status on the Over the Counter Marketplace (OTCQB) with eligible trading status on the Canadian TSX-V or other more senior stock exchange. In that connection, the Corporation anticipates pursuing an initial public offering of its Common Stock on that alternative exchange (the “Planned IPO”). The Holder of a Convertible Note shall have conversion rights as follows (the “Conversion Rights”):

a.           Right to Convert; Conversion Price.  The record Holder of a Convertible Note shall be entitled, in connection with and at the time of the Planned IPO, to convert all or any portion of the Convertible Note to in previously unissued common shares of the Corporation, as presently constituted (“Common Shares”) at a 10% discount to the per share offering price in the Planned IPO. For clarity, the Holder may convert all or any portion of the Convertible Note into that number of Common Shares as shall be equal to the Principal Amount converted, divided by the per share offering price for the Planned IPO multiplied by 90% (the “Conversion Price”). This right to convert shall continue until Midnight, Central time on the Maturity Date (the “Time of Expiry”).

       b.           Mechanics of Conversion.  In order to convert the Convertible Notes into Shares, the Holder shall deliver a copy of the fully executed notice of conversion in the form on the rear of the certificate evidencing the Convertible Note (“Notice of Conversion”) to the Corporation at the office of the Corporation which notice shall specify the amount of the Convertible Note to be converted (together with a copy of the first page of each Convertible Note to be converted) prior to Midnight, Central time (the “Conversion Notice”) on the date of Conversion specified on the Notice of Conversion and (ii) surrender the original Convertible Note(s); provided, however, that the Corporation shall not be obligated to issue certificates evidencing the Shares issuable upon such conversion unless either the original Convertible Notes are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Convertible Note(s) have been lost, stolen or destroyed.  In the case of a dispute as the calculation of the Conversion Price, the Corporation’s calculation shall be deemed conclusive absent manifest error.

(i)           Lost or Stolen Notes.  Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a Convertible Note, and (in the case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Convertible Note, if mutilated, the Corporation shall execute and deliver new Convertible Note(s) of like tenor and date.

(ii)           Delivery of Shares upon Conversion.  The Corporation shall issue and use its best efforts to deliver within a reasonable time after delivery to the Corporation of a Convertible Note and Notice of Conversion, or after provision for security or indemnification required by (i) above, to such Holder of the Convertible Note at the address of the Holder on the books of the Corporation, a certificate for the number of Shares to which the Holder shall be entitled as aforesaid.

(iii)           No Fractional Shares.  No fractional Shares shall be issued upon conversion of a Convertible Note.  If any conversion of the Convertible Note would create a fractional Share or a right to acquire a fractional Share, a cash adjustment will be made for the fractional interest.

(iv)           Date of Conversion.  The date of which conversion occurs (the “Date of Conversion”) shall be deemed to be the date set forth in such Notice of Conversion, provided that the copy of the Notice of Conversion is delivered or faxed to the Corporation before midnight, Central time, on the Date of Conversion, and (ii) that the original Convertible Notes to be converted are surrendered, and received by the Corporation within five business days from the Date of Conversion.  The person or persons entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares on such date.  If the original Convertible Notes to be converted are not received by the Corporation within five business days after the Date of Conversion, the Notice of Conversion, at the Corporation’s option, may be declared null and void.

c.           Reservation of Shares Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Shares, solely for the purpose of effecting the conversion of the Convertible Notes, such number of its Shares as shall from time to time be sufficient to effect the conversion of all then outstanding Convertible Notes; and if at any time the number of authorized but unissued Shares shall not be sufficient to effect the conversion of all then outstanding Convertible Notes, the Corporation will immediately take such corporate action as may be necessary to increase its authorized but unissued Shares to such number of shares as shall be sufficient for such purpose.

d.           Adjustment to Conversion Price.

(i) Adjustment Due to Stock Split, Stock Dividend, Etc.  If at any time when the Convertible Notes are issued and outstanding, the number of outstanding Shares is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding Shares is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price share be proportionately increased.

          (ii) Adjustment Due to Merger, Consolidation, Etc.  If at any time when the Convertible Notes are issued and outstanding, there shall be any merger, amalgamation, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Shares of the Corporation shall be changed into the same or a different number of shares of another class or securities of the Corporation or another entity, then the Holders of the Convertible Notes shall thereafter have the right to receive upon conversion of the Convertible Notes, upon the basis and upon the terms and conditions specified herein and in lieu of the Shares immediately theretofore issuable upon conversion, such Shares and/or securities which the Holder would have been entitled to receive in such transaction had the Convertible Notes been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holders of the Convertible Notes to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price Notes shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

Section 4.   Financing Fee.  The Corporation promises to pay a 6% financing fee on the principal sum of the Convertible Note to the Holder. Such financing fee to be paid:

a.
In the event the Holder exercises its Conversion Rights, in the Common Shares of the Corporation at the date of such exercise, at a share conversion price equal to the closing market price of the Common Shares on the Closing Date of the Convertible Notes;  Or

b.
In the event the Holder does not exercise its Conversion Rights, at the option of the Holder in cash, or the Common Shares of the Corporation at the Maturity Date, at a conversion price equal to the closing market price of the Common Shares on the Closing Date of the Convertible Notes.

Section 5.   Penalty Interest and Fees.   Any other term hereof notwithstanding, in the Event of Default or if the Convertible Note is not paid, or converted on or within ten (10) days following its Maturity Date;

a.	The Interest Rate under a Convertible Note will increase to 10% per annum, payable quarterly, and

b.
An additional 4% financing fee (the “Default Financing Fee”) on the then outstanding principal sum of the Convertible Note shall become due and payable. Such Default Financing Fee to be paid in Common Shares at a conversion price equal to the closing market price of the Common Shares on the date of the Event of Default, or Maturity date, whichever is soonest.

Section 6.   Events of Default and Notices Thereof.   The term “Event of Default” includes any one of the following; (i) failure of the Corporation to pay interest or principal when due within 45 days after notice; (ii) failure of the Corporation to perform any other covenant herein for 45 days after notice; (iii) default by the Corporation with respect to its obligations to pay principal of or interest on certain other indebtedness aggregating more than $5,000,000 or the acceleration of such indebtedness under the terms of the instruments evidencing such indebtedness; and (iv) events of bankruptcy or insolvency of the Corporation.

In case an event of Default (other than an Event of Default resulting from bankruptcy or insolvency) shall occur and be continuing for a period of 45 days from the date that an Event of Default is deemed to have occurred, the holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding may by notice in the writing to the Corporation declare all unpaid principal and accrued interest on the Convertible Notes then outstanding to be due and payable immediately

Section 7.      Modification and Waiver.    Modification and amendment of the Convertible Notes  may be made by the Corporation with the consent of the holders of not less than a majority in principal amount of the outstanding Convertible Notes, provided that no such modification or amendment may, without the consent of the holder of each Convertible Note affected thereby (i) change the stated maturity of the principal of or any installment of interest on any Convertible Note, (ii) reduce the principal of, or the rate of interest on, any Convertible Note, (iii) change the currency of payment of principal of or interest on any Convertible Note, (iv) reduce the above-stated percentage of holders of Convertible Notes necessary to modify or amend the Convertible Notes or (v) modify any of the foregoing provisions or reduce the percentage of outstanding Convertible Notes necessary to waive any covenant or past default.  Holders of not less than a majority in principal amount of the outstanding Convertible Notes may waive any covenant or past defaults.  (See Section 6)  An amendment to the Convertible Notes may not adversely affect the rights under the subordination provisions of the holders of any issue of senior indebtedness without the consent of such holders.

       Section 8.    No Voting Rights.   The Convertible Notes shall not entitle the Holders thereof to any of the rights of a shareholder of the Corporation, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend meetings of shareholders or any other proceedings of the Corporation.

Section 9.    Governing Law.   The Convertible Notes shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of United States applicable therein.

Section 10.    Notices.   Any notice or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt if to (i) the Corporation at 333 North Sam Houston Parkway East. Suite 600, Houston, Texas 77060, attention: Robert Wesolek, and (ii) the Holder of a Convertible Note, to such holder at its last address as shown on the Note Register (or to such other address as the party shall have furnished in writing as its new address to be entered on the Note Register (which address must include a facsimile number) in accordance with the provisions of this Section 10).  Any notice or other communication needs to be made by facsimile and delivery shall be deemed give, except as otherwise required herein, at the time of transmission of said facsimile.  Any notice given on a day that is not a business day shall be effective upon the next business day.

Section 11.   Waiver of any Breach to be in Writing.   Any waiver by the Corporation or the Holder of a Convertible Note of a breach of any provision of the Convertible Note shall not operate as, or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Convertible Note.  The failure of the Corporation or the Holder hereof to insist upon strict adherence to any term of the Convertible Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Convertible Note.  Any waiver must be in writing.

Section 12.   Unenforceable Provisions.   If any provision of a Convertible Note is invalid, illegal or unenforceable, the balance of the Convertible Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.